Exhibit 99.1

RESMED Inc. Announces Results for the First Quarter of Fiscal Year 2015

First quarter revenue increased by 6% to $380 million

First quarter GAAP diluted earnings per share of $0.58

First quarter operating cash flow of $86.5 million

Company repurchased 835,000 shares in the first quarter

Company successfully launches AirSense 10 platform globally

SAN DIEGO, Oct 23, 2014 – ResMed Inc. (NYSE: RMD) today announced results for its quarter ended September 30, 2014. Revenue for the quarter was $380.4 million, a 6 percent increase compared to the quarter ended September 30, 2013 (also a 6 percent increase on a constant currency basis). Net income was $83.3 million, an increase of 3 percent compared to the quarter ended September 30, 2013. Diluted earnings per share for the quarter were $0.58, an increase of 4 percent compared to the quarter ended September 30, 2013.

“We had a successful start to fiscal year 2015, as new product launches drove revenue growth,” said Mick Farrell, ResMed’s chief executive officer. “Our results showed very strong performance from our European and Asia Pacific regions, as well as solid growth in the Americas.”

“During the quarter, we launched innovative products for the sleep-disordered breathing market, including our new AirSense 10 platform, as well as a new life support ventilator for the U.S. respiratory care market, our new Astral platform. We have also recently made progress in building consumer awareness through two initiatives: an education and product-focused campaign called ‘Better Sleep for Women’; and the recent launch of a new product ‘S+ by ResMed’, the first non-contact sleep wellness tracking device for individuals,” said Farrell.

“We are delivering on our promise to drive top-line revenue growth this fiscal year by launching a strong portfolio of new products, services, and solutions. This portfolio will provide exceptional value to all key players in our value chain: physicians, providers, payors, and most importantly, to patients.”

Analysis of first quarter results

In the first quarter of fiscal year 2015, revenue outside the Americas was $173.2 million, an 11 percent increase over the prior year’s quarter (also an 11 percent increase on a constant currency basis). Revenue in the Americas was $207.2 million, a 3 percent increase compared to $201.5 million in the prior year’s quarter.

Gross margin in the first quarter was 62.4 percent, 130 basis points lower than the prior year, mainly due to declines in average selling prices and an unfavorable product mix, which were partially offset by manufacturing and supply chain improvements.

Selling, general and administrative expenses were $110.5 million for the quarter, a 9 percent increase (also a 9 percent increase on a constant currency basis) over the quarter ended September 30, 2013.

SG&A expenses were 29.1 percent of revenue in the quarter, compared to 28.3 percent in the quarter ended September 30, 2013, primarily due to higher marketing costs associated with recent new product releases, additional headcount to support our commercial activities and an increase in variable employee compensation costs.

Research and development expenses were $30.0 million for the quarter, or 7.9 percent of revenue. R&D expenses increased by 10 percent (a 9 percent increase on a constant currency basis) compared to the quarter ended September 30, 2013, primarily reflecting incremental investment in healthcare informatics and cardiology.

Operating profit for the quarter was $94.7 million and cash flow from operations was $86.5 million.

Amortization of acquired intangible assets was $2.1 million ($1.6 million, net of tax) during the quarter. Stock-based compensation costs incurred during the quarter of $11.4 million ($8.1 million, net of tax) consisted of expenses associated with employee equity grants, and the company’s employee stock purchase plan.

Share repurchase program

During the quarter, ResMed repurchased 835,000 shares at a cost of $42.9 million, as part of its ongoing capital management program.

Dividend program

The ResMed board of directors today declared a quarterly dividend of $0.28 per share. The dividend will have a record date of Nov. 20, 2014, payable on Dec. 18, 2014. The dividend will be paid in U.S. currency to holders of ResMed’s common stock trading on the New York Stock Exchange. Holders of Chess Depositary Instruments trading on the Australian Securities Exchange will receive an equivalent amount in Australian currency, based on the exchange rate on the record date, and reflecting the 10:1 ratio between CDIs and NYSE shares. The ex-dividend date will be Nov. 18, 2014 for common stock holders and for CDI holders. ResMed has received a waiver from the ASX’s settlement operating rules, which will allow ResMed to defer processing conversions between its common stock and CDI registers from Nov. 18, 2014 through Nov. 20, 2014, inclusive.

Webcast details

ResMed will discuss its financial and business results and its business outlook on its webcast at 1:30 p.m. U.S. Pacific Standard Time today. The live webcast of the call can be accessed on ResMed’s website at www.resmed.com. Please allow extra time before the call to visit the website and download the streaming media player (Windows Media Player), required to listen to the internet broadcast. The online archive of the broadcast will be available after the live call on ResMed’s website. In addition, a telephone replay of the conference call will be available approximately two hours after the call by dialing 630-652-3042 (U.S.) and +1 630-652-3042 (international) and entering a passcode of 38203727. The telephone replay will be available until Nov. 6, 2014.

About ResMed

ResMed changes lives by developing, manufacturing and distributing medical equipment for treating, diagnosing, and managing sleep-disordered breathing, chronic obstructive pulmonary disease, and other chronic diseases. We develop innovative products and solutions to improve the health and quality of life of those who suffer from these conditions, and we work to raise awareness of the potentially serious health consequences of untreated sleep-disordered breathing. For more information on ResMed, visit www.resmed.com.

Safe harbor statement

Statements contained in this release that are not historical facts are “forward-looking” statements as contemplated by the Private Securities Litigation Reform Act of 1995. These forward-looking statements — including statements regarding ResMed’s projections of future revenue or earnings, expenses, new product development, new product launches and new markets for its products — are subject to risks and uncertainties, which could cause actual results to materially differ from those projected or implied in the forward-looking statements. Additional risks and uncertainties are discussed in ResMed’s periodic reports on file with the U.S. Securities & Exchange Commission. ResMed does not undertake to update its forward-looking statements.

Investors:

Agnes Lee

Senior Director, Investor Relations

(858) 836-5971

investorrelations@resmed.com

News Media:

Alison Graves

Director, Global Corporate Communications

(858) 836-6789

news@resmed.com

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RESMED INC AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,
	2014	2013
Net revenue	$380,399	$357,662
Cost of sales	143,086	129,680

Gross profit	237,313	227,982

Operating expenses
Selling, general and administrative	110,520	101,323
Research and development	30,024	27,363
Amortization of acquired intangible assets	2,094	2,412

Total operating expenses	142,638	131,098

Income from operations	94,675	96,884

Other income (expenses), net:
Interest income, net	5,584	6,414
Other, net	1,671	(1,228)

Total other income, net	7,255	5,186

Income before income taxes	101,930	102,070
Income taxes	18,670	21,140

Net income	$83,260	$80,930

Basic earnings per share	$0.59	$0.57
Diluted earnings per share	$0.58	$0.56
Basic shares outstanding	140,127	142,005
Diluted shares outstanding	142,683	145,456

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RESMED INC AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited - In thousands)

	September 30,	June 30,
	2014	2014
ASSETS
Current assets:
Cash and cash equivalents	$881,694	$905,730
Accounts receivable, net	328,591	359,593
Inventories	197,226	165,418
Prepayments, deferred income taxes and other current assets	127,239	125,468

Total current assets	1,534,750	1,556,209

Property, plant and equipment, net	419,786	434,277
Goodwill and other intangible assets, net	323,746	334,510
Deferred income taxes and other non-current assets	31,171	35,966

Total non-current assets	774,703	804,753

Total assets	$2,309,453	$2,360,962

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$76,248	$85,405
Accrued expenses	124,235	130,656
Deferred revenue	39,543	42,370
Income taxes payable	13,619	10,392
Deferred income taxes	651	717
Current portion of long-term debt	0	18

Total current liabilities	254,296	269,558

Non-current liabilities:
Deferred income taxes	10,002	10,716
Deferred revenue	14,489	16,352
Income taxes payable	1,754	5,318
Non-current portion of long-term debt	375,701	300,770

Total non-current liabilities	401,946	333,156

Total liabilities	656,242	602,714

Stockholders’ Equity:
Common stock	559	561
Additional paid-in capital	1,136,528	1,117,644
Retained earnings	1,824,457	1,780,396
Treasury stock	(1,334,782)	(1,291,910)
Accumulated other comprehensive income	26,449	151,557

Total stockholders’ equity	$1,653,211	$1,758,248

Total liabilities and stockholders’ equity	$2,309,453	$2,360,962

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RESMED INC AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited - In thousands)

	September 30,	September 30,
	2014	2013
Cash flows from operating activities:
Net income	$83,260	$80,930
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18,582	17,870
Gain on disposal of business	(709)	—
Stock-based compensation costs	11,367	10,816
Foreign currency revaluation	451	(1,653)
Excess tax benefit from stock-based compensation arrangements	(2,575)	(2,241)
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable, net	20,804	40,268
Inventories, net	(37,897)	(26,847)
Prepaid expenses, net deferred income taxes and other current assets	(15,168)	(4,451)
Accounts payable, accrued expenses and other liabilities	8,421	(24,267)

Net cash provided by operating activities	86,536	90,425

Cash flows from investing activities:
Purchases of property, plant and equipment	(20,681)	(16,752)
Patent registration costs	(2,366)	(1,679)
Business acquisitions, net of cash acquired	(7,318)	—
Investments in cost-method investments	(500)	(675)
Proceeds from sale of business	468	—
Payments on maturity of foreign currency contracts	(11,206)	(2,486)

Net cash used in investing activities	(41,603)	(21,592)

Cash flows from financing activities:
Proceeds from issuance of common stock, net	4,930	6,470
Excess tax benefit from stock-based compensation arrangements	2,575	2,241
Purchases of treasury stock	(46,803)	(22,822)
Payment of business combination contingent consideration	(458)	(442)
Proceeds from borrowings, net of borrowing costs	75,000	60,000
Repayment of borrowings	(10)	(9)
Dividends paid	(39,199)	(35,478)

Net cash (used in) / provided by financing activities	(3,965)	9,960

Effect of exchange rate changes on cash	(65,004)	21,733

Net increase / (decrease) in cash and cash equivalents	(24,036)	100,526
Cash and cash equivalents at beginning of period	905,730	876,048

Cash and cash equivalents at end of period	881,694	976,574

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